Exhibit 99.1

CONSENT OF CANACCORD GENUITY CORP.

We hereby consent to (A) the use of our opinion letter, dated March 30, 2021 to the special committee of Greenlane Holdings, Inc. (“the Company”) included as Annex D to the prospectus which forms a part of the registration statement (the “Registration Statement”) on Form S-4 relating to the proposed business combination between the Company and KushCo Holdings, Inc., and (B) the references to such opinion in such prospectus. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

CANACCORD GENUITY CORP. /s/ Canaccord Genuity Corp.

May 27, 2021